                                                                       EXHIBIT A
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                             PARTNERSHIP AGREEMENT


                                 BY AND AMONG


                           CALAWAY OIL AND GAS, INC.

                                      AND

                                JOHN E. CALAWAY




                            EFFECTIVE JUNE 29, 1994



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

                               TABLE OF CONTENTS

                                   Article I
                           Formation of Partnership

Section 1.1   Formation of Partnership....................................   1
Section 1.2   Name of Partnership.........................................   1
Section 1.3   Purpose of the Partnership..................................   1
Section 1.4   Term........................................................   1
Section 1.5   Statutory Compliance........................................   1
Section 1.6   Title to Property...........................................   2
Section 1.7   Payments of Individual Obligations..........................   2
Section 1.8   Independent Activities; Transactions With Affiliates........   2
Section 1.9   Place of Business...........................................   2

                                  Article II
                                  Definitions

Section 2.1   "Act".......................................................   2
Section 2.2   "Adjusted Capital Account Deficit"..........................   3
Section 2.3   "Agreement".................................................   3
Section 2.4   "Bankruptcy"................................................   3
Section 2.5   "Calaway"...................................................   3
Section 2.6   "Calaway Assets"............................................   3
Section 2.7   "Capital Account"...........................................   3
Section 2.8   "Capital Contribution"......................................   4
Section 2.9   "Code" or "Internal Revenue Code"...........................   4
Section 2.10  "Company"...................................................   4
Section 2.11  "Depreciation"..............................................   4
Section 2.12  "Edge Stock"................................................   5
Section 2.13  "Fiscal Year"...............................................   5
Section 2.14  "Gross Asset Value".........................................   5
Section 2.15  "Involuntary Bankruptcy"....................................   6
Section 2.16  "Partner" or "Partners".....................................   6
Section 2.17  "Partnership"...............................................   6
Section 2.18  "Net Cash Flow".............................................   6
Section 2.19  "Person"....................................................   6
Section 2.20  "Profits" or "Losses".......................................   6
Section 2.21  "Regulations"...............................................   7
Section 2.22  "Sharing Ratio".............................................   7
Section 2.23  "Transfer"..................................................   7
Section 2.24  "Voluntary Bankruptcy"......................................   7
Section 2.25  "Wholly Owned Affiliate"....................................   7

                                      (i)

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                                  Article II
                             Capital Contributions

Section 3.1   Initial Capital Contributions...............................   8
Section 3.2   Additional Capital Contributions............................   8
Section 3.3   Return on Contributions.....................................   8
Section 3.4   Additional Partners.........................................   8

                                  Article IV
                                  Allocations

Section 4.1   Profits and Losses..........................................   8
Section 4.2   Special Allocations.........................................   9
Section 4.3   Curative Allocations........................................   9
Section 4.4   Tax Allocations: Code Section 704(c)........................  10

                                   Article V
                                 Distributions

Section 5.1   Net Cash Flow...............................................  10
Section 5.2   Amounts Withheld............................................  10

                                  Article VI
                                  Management

Section 6.1   General Authority of Partners...............................  11
Section 6.2   Specific Authority of Partners..............................  11
Section 6.3   Compensation and Expenses...................................  11

                                  Article VII
                          Indemnification of Partners

Section 7.1   General.....................................................  11
Section 7.2   Unauthorized Acts...........................................  12
Section 7.3   Limitations.................................................  12

                                 Article VIII
                         Accounting, Books and Records

Section 8.1   Accounting, Books and Records...............................  12
Section 8.2   Tax Returns; Information....................................  12
Section 8.3   Tax Elections...............................................  12
Section 8.4   Tax Matters Person..........................................  12

                                     (ii)

                                  Article IX
                            Amendments and Meetings

Section 9.1   Amendments..................................................  13
Section 9.2   Meetings of the Partners....................................  13
Section 9.3   Unanimous Consent in Lieu of Meeting........................  13

                                   Article X
                                   Transfers

Section 10.1  Restrictions on Transfers...................................  14
Section 10.2  Permitted Transfers.........................................  14
Section 10.3  Right of First Refusal......................................  16
Section 10.4  Distribution Among Partners.................................  17

                                  Article XI
                  Withdrawals; Action for Partition; Breaches

Section 11.1  Waiver of Partition.........................................  18
Section 11.2  Covenant Not to Withdraw or Dissolve........................  18
Section 11.3  Consequences of Violation of Covenants......................  18
Section 11.4  Breach Payments.............................................  19
Section 11.5  No Bonding..................................................  20

                                  Article XII
                          Dissolution and Winding Up

Section 12.1  Liquidating Events..........................................  20
Section 12.2  Winding Up..................................................  21
Section 12.3  Deemed Distribution and Recontribution......................  21
Section 12.4  Rights of Partners..........................................  21

                                 Article XIII
                                 Miscellaneous

Section 13.1  Binding Arbitration.........................................  22
Section 13.2  Notices.....................................................  22
Section 13.3  Binding Effect..............................................  22
Section 13.4  Headings....................................................  22
Section 13.5  Severability................................................  23
Section 13.6  Further Action..............................................  23
Section 13.7  Variation of Pronouns.......................................  23
Section 13.8  Governing Law...............................................  23
Section 13.9  Counterpart Execution.......................................  23
Section 13.10 Specific Performance........................................  24

                                     (iii)

Section 13.11 Set-off.....................................................  24
Section 13.12 Loans.......................................................  24



                                     (iv)


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                             PARTNERSHIP AGREEMENT
                                      FOR
                               CALAWAY PARTNERS

        This Partnership Agreement (this "Agreement") is made and entered into by and between Calaway Oil & Gas Corporation, a Texas corporation ("Company"), and John E. Calaway, a resident of Harris County, Texas ("Calaway"). Calaway and the Company are sometimes referred to herein collectively as the "Partners" and individually as a "Partner".

                                   ARTICLE I
                           FORMATION OF PARTNERSHIP

        SECTION 1.1 FORMATION OF PARTNERSHIP. The Company and Calaway hereby form, pursuant to the provisions of the Act, a partnership (the "Partnership") for the purposes and scope hereinafter set forth. Except as provided to the contrary in this Agreement, the rights, duties, status, and liabilities of the Partners, and the formation, administration, dissolution, and continuation or termination of the Partnership, shall be as provided in the Act.

        SECTION 1.2 NAME OF PARTNERSHIP. The name of the Partnership shall be "Calaway Partners" and all business of the Partnership shall be conducted in such name. The Partnership shall hold all of its property in the name of the Partnership and not in the name of any Partner.

        SECTION 1.3 PURPOSE OF THE PARTNERSHIP.

                (a) Subject to the terms of this Agreement, the purpose of the Partnership is to acquire, own, mortgage, encumber, hypothecate, lease, sell, maintain, improve, alter, remodel, expand, manage and otherwise operate and deal with the property being contributed to the Partnership and any property subsequently acquired by the Partnership.

                (b) The Partnership shall be a partnership only for the purpose specified in this Section 1.3. Except as otherwise provided in this Agreement, the Partnership shall not engage in any other activity or business and no Partner shall have any authority to hold himself out as a general agent of another Partner in any other business or activity.


        SECTION 1.4 TERM. The term of the Partnership shall commence on the date hereof and shall continue until the winding up and liquidation of the Partnership and its business is completed following a "Liquidating Event," as provided in Article XII hereof.

        SECTION 1.5 STATUTORY COMPLIANCE. The Partnership shall exist under and be governed by, and this Agreement shall be construed in accordance with, the applicable laws of the State of Texas. The Partners shall make all filings and disclosures required by, and shall otherwise comply with, all such laws. The Partners shall execute and file in the appropriate records any assumed or fictitious name certificates and other documents and instruments as may be necessary or appropriate with respect to the formation of, and conduct of business by, the Partnership.

        SECTION 1.6 TITLE TO PROPERTY. All real and personal property owned by the Partnership shall be owned by the Partnership as an entity and no Partner shall have any ownership interest in such property in its individual name or right, and each Partners's interest in the Partnership shall be personal property for all purposes.

        SECTION 1.7 PAYMENTS OF INDIVIDUAL OBLIGATIONS. The Partnership's credit and assets shall be used solely for the benefit of the Partnership, and no asset of the Partnership shall be transferred or encumbered for or in payment of any individual obligation of a Partner.

        SECTION 1.8 INDEPENDENT ACTIVITIES; TRANSACTIONS WITH AFFILIATES.

                (a) The Company and any of its affiliates shall be required to devote only such time to the affairs of the Partnership as the Company determines in its sole discretion may be necessary to manage and operate the Partnership, and each such Person shall be free to serve any other Person or enterprise in any capacity that it may deem appropriate in its discretion. Calaway shall not be required to devote any time to the affairs of the Partnership.

                (b) Insofar as permitted by applicable law, each Partner (acting on his own behalf) and its affiliates may, notwithstanding this Agreement, engage in whatever activities they choose, whether the same are competitive with the Partnership or otherwise, without having or incurring any obligation to offer any interest in such activities to the Partnership or any Partner and neither this Agreement nor any activity undertaken pursuant hereto shall prevent any Partner or his affiliates from engaging in such activities, or require any Partner to permit the Partnership or any Partner or his affiliates to participate in any such activities, and as a material part of the consideration for the execution of this Agreement by each Partner, each Partner hereby waives, relinquishes, and renounces any such right or claim of participation.

        SECTION 1.9 PLACE OF BUSINESS. The principal office of the Partnership shall be the office of Calaway, which is now 1111 Bagby, Suite 2100, Houston, Texas 77002.

                                  ARTICLE II
                                  DEFINITIONS

        As used in this Agreement, the following terms shall have the respective meanings indicated.

        SECTION 2.1 "ACT" means the Texas Revised Partnership Act, Article 6132b-1.01, et seq., of the Texas Revised Civil Statutes Annotated, as amended from time to time.

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        SECTION 2.2 "ADJUSTED CAPITAL ACCOUNT DEFICIT" means, with respect to any Partner, the deficit balance, if any, in such Partner's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

                (a) Credit to such Capital Account any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and

                (b) Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-
        1(b)(2)(ii)(d)(6) of the Regulations.


The foregoing definition of Adjusted Capital Account Deficit is intended to comply with Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted and applied consistently therewith.

        SECTION 2.3 "AGREEMENT" means this Partnership Agreement of Calaway Partners.

        SECTION 2.4 "BANKRUPTCY" means, with respect to any Person, a Voluntary Bankruptcy or an Involuntary Bankruptcy.

        SECTION 2.5 "CALAWAY" means John E. Calaway and his heirs, legal representatives and permitted assigns.

        SECTION 2.6 "CALAWAY ASSETS" means those assets being contributed to the Partnership by Calaway in accordance with Section 3.1(b) hereof and any assets purchased with the proceeds from any Transfer of the Calaway Assets.

        SECTION 2.7 "CAPITAL ACCOUNT" means, with respect to any Partner, the Capital Account maintained for such Person in accordance with following provisions:

                (a) To each Person's Capital Account there shall be credited such Person's Capital Contributions, such Person's distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Section 4.2 or Section 4.3 hereof, and the amount of any Partnership liabilities which are assumed by such Person or which are secured by any assets of the Partnership distributed to such Person.

                (b) To each Person's Capital Account there shall be debited the amount of cash and the Gross Asset Value of any assets of the Partnership distributed to such Person pursuant to any provision of this Agreement, such Person's distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section 4.2 or Section 4.3 hereof, and the amount of any liabilities of such Person which are assumed by the Partnership or which are secured by any property contributed by such Person to the Partnership.

                (c) In the event all or a portion of an interest in the Partnership is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

                (d) In determining the amount of any liability for purposes of Sections 2.7(a) and 2.7(b) hereof, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

        The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with
Section 1.704-1(b) of the Regulations, and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Partners shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Partnership or the Partners), are computed in order to comply with such Regulations, the Partners may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Person pursuant to Article XII hereof upon the dissolution of the Partnership. The Partners also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership's balance sheet, as computed for book purposes, in accordance with
Section 1.704-1(b)(2)(iv)(q) of the Regulations, and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Section 1.704-1(b) of the Regulations.

        SECTION 2.8 "CAPITAL CONTRIBUTION" means, with respect to any Partner, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Partnership with respect to the interest in the Partnership held by such Partner pursuant to the terms of this Agreement.

        SECTION 2.9 "CODE" or "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended from time to time.

        SECTION 2.10 "COMPANY" means Calaway Oil & Gas Corporation and its successors and permitted assigns.

        SECTION 2.11 "DEPRECIATION" means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period; provided, however, that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, further that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Partners.

        SECTION 2.12 "EDGE STOCK" means 8,172 shares of the common stock, $.01 par value per share, of Edge Petroleum Corporation, which stock is being contributed to the Partnership by the Company in accordance with Section 3.1(a) hereof, and any assets purchased with the proceeds from any Transfer of the Edge Stock.

        SECTION 2.13 "FISCAL YEAR" means (i) the period commencing on the effective date of this Agreement and ending on December 31, 1994, (ii) any subsequent twelve (12) month period commencing on January 1 and ending on December 31, or (iii) any portion of the period described in clause (ii) for which the Partnership is required to allocate Profits, Losses and other items of Partnership income, gain, less or deduction pursuant to Article IV hereof.

        SECTION 2.14 "GROSS ASSET VALUE" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

                (a) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the contributing Partner and the Partnership;

                (b) The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the Partners, as of the following times: (a) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership assets as consideration for an interest in the Partnership; and (c) the liquidation of the Partnership within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations; provided, however, that adjustments pursuant to clauses (a) and (b) above shall be made only if the Partners reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

                (c) The Gross Asset Value of any Partnership asset distributed to any Partner shall be the gross fair market value of such asset on the date of distribution; and

                (d) The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations and Section 4.2(c) hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this
        Section 2.14 to the extent the Partners determines that an adjustment pursuant to Section 2.14(b) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this Section 2.14(d).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to
Section 2.14(a), 2.14(b), or 2.14(d) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profit and Losses.

        SECTION 2.15 "INVOLUNTARY BANKRUPTCY" means, with respect to any Person, without the consent or acquiescence of such Person, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or other similar relief under any present or future bankruptcy, insolvency, or similar statute, law, or regulation, or the filing of any such petition against such Person, which petition shall not be dismissed within 90 days, or, without the consent or acquiescence of such Person, the entering of an order appointing a trustee, custodian, receiver, or liquidator of such Person or of all or any substantial part of the property of such Person, which order shall not be dismissed within 60 days.

        SECTION 2.16 "PARTNER" OR "PARTNERS" means Calaway and the Company, together with each other Person (if any) that subsequently becomes an additional or substituted Partner in accordance with this Agreement, but excluding any such Person that subsequently ceases to be a Partner pursuant to the provisions of this Agreement. "Partners" means all such Persons. All references in this Agreement to a majority or a specified percentage in interest of the Partners shall mean Partners holding Sharing Ratios more than 50% or such specified percentage, respectively, of the Sharing Ratios then held by all of the Partners.

        SECTION 2.17 "PARTNERSHIP" has the meaning attributed to it in
Section 1.1.

        SECTION 2.18 "NET CASH FLOW" means the gross cash proceeds of the Partnership less the portion thereof used to pay or establish reserves for all Partnership expenses, debt payments, capital improvements, replacements, and contingencies, all as determined by the Partners. Net Cash Flow shall not be reduced by depreciation, amortization, cost recovery deductions, or similar allowances, but shall be increased by any reductions of reserves previously established.

        SECTION 2.19 "PERSON" means an individual, partnership, corporation, trust, unincorporated association, or other entity or association.

        SECTION 2.20 "PROFITS" OR "LOSSES" means, for each Fiscal Year or other period, an amount equal to the Partnership's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

                (a) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this Section 2.20 shall be added to such taxable income or loss;

                (b) Any expenditures of the Partnership described in Code
        Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Section 1.704-1(b)(2)(iv)(i) of the Regulations and not otherwise taken into account in computing Profits or Losses pursuant to this Section 2.20 shall be subtracted from such taxable income or loss;

                (c) In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to Section 2.14(b) or Section 2.14(d) hereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses; and

                (d) Gain or loss resulting from any disposition of Partnership assets with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value.

        SECTION 2.21 "REGULATIONS" means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

        SECTION 2.22 "SHARING RATIO" means, at all times, the ratio that such Partner's interest in the Partnership bears to the interest in the Partnership of all Partners. Calaway and the Company shall each have an initial Sharing Ratio of 50%.

        SECTION 2.23 "TRANSFER" means, as a noun, any voluntary or involuntary transfer, sale, pledge, hypothecation, or other disposition and, as a verb, voluntarily or involuntarily to transfer, sell, pledge, hypothecate, or otherwise dispose of.

        SECTION 2.24 "VOLUNTARY BANKRUPTCY" means, with respect to any Person, the inability of such Person generally to pay its debts as such debts become due, or an admission in writing by such Person of its inability to pay its debts generally or a general assignment by such Person for the benefit of creditors; the filing of any petition or answer by such Person seeking to adjudicate it a bankrupt or insolvent, or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of such Person or its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking, consenting to, or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian, or other similar official for such Person or for any substantial part of its property; or corporate action taken by such Person to authorize any of the actions set forth above.

        SECTION 2.25 "WHOLLY OWNED AFFILIATE" of any Person shall mean (i) any partnership, corporation, trust, or other entity or association at least 90% of the voting interests or beneficial ownership of which is owned, directly or indirectly, by such Person, or (ii) any Person who, directly or indirectly, owns at least 90% of the voting stock or beneficial ownership of such Person.

                                  ARTICLE III
                             CAPITAL CONTRIBUTIONS


        SECTION 3.1 INITIAL CAPITAL CONTRIBUTIONS.

                (a) COMPANY. The Company shall contribute to the capital of the Partnership the Edge Stock, free and clear of any lien, claim, security interest, charge, pledge, encumbrance, call, commitment, option, conversion right or privilege of any character whatsoever. SEE APPENDIX B FOR RETENTION OF VOTING RIGHTS AND RIGHT OF FIRST REFUSAL.

                (b) CALAWAY. Calaway shall contribute to the capital of the Partnership the building and land, subject to the liens and encumbrances, identified on Appendix A attached hereto.

        SECTION 3.2 ADDITIONAL CAPITAL CONTRIBUTIONS. Without the unanimous consent of the Partners, no Partner shall be required to contribute additional cash or capital to the Partnership or pay to the Partnership or any other Partner any deficit or negative balance that may exist from time to time in such Partner's Capital Account; provided, however, that the Company shall be required to contribute any cash or capital required by the Partnership to fund any taxes or other expenses associated with the Calaway Assets.

        SECTION 3.3 RETURN OF CONTRIBUTIONS. Except as may expressly be provided herein, no Partner shall be entitled to the return of its Capital Contribution or any other contribution to the Partnership nor entitled to be paid any interest, salary or drawing in respect of either its Capital Account or an Capital Contribution made by it to the Partnership. No unrepaid Capital Contribution shall be deemed or considered to be a liability of the Partnership or of any Partner. Except as expressly provided herein, no Partner shall be required to contribute or loan any cash or property to the Partnership to enable the Partnership to return any Partner's contributions to the Partnership or to balance Capital Accounts.

        SECTION 3.4 ADDITIONAL PARTNERS. No additional Partners shall be admitted to the Partnership without the unanimous consent of the Partners.

                                  ARTICLE IV
                                  ALLOCATIONS

        SECTION 4.1 PROFITS AND LOSSES. After giving effect, to the special allocations set forth in Sections 4.2 and 4.3 hereof, Profits or Losses for any Fiscal Year shall be allocated among the Partners as follows:

                (a) if attributable to the Edge Stock, 99% to Calaway and 1% to the Company;

                (b) if attributable to the Calaway Assets, 99% to the Company and 1% to Calaway; and

                (c) all other Profits or Losses shall be allocated among the Partners in proportion to their Sharing Ratios.

        SECTION 4.2 SPECIAL ALLOCATIONS. The following special allocations shall be made in the following order:

                (a) QUALIFIED INCOME OFFSET. In the event any Partner unexpectedly receives any adjustments, allocations, or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), Section 1.704-1(b)(2)(ii)(d)(5), or Section 1.704-1(b)(2)(ii)(d)(6) of the
        Regulations, items of Partnership income and gain shall be specially allocated to each such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Partner as quickly as possible, provided that an allocation pursuant to this Section 4.2(a) shall be made only if and to the extent that such Partner has an Adjusted Capital Account Deficit after all other allocations provided for in this Article IV have been tentatively made as if this Section 4.2(a) were not in this Agreement.

                (b) GROSS INCOME ALLOCATION. In the event any Partner has a deficit Capital Account at the end of any Partnership Fiscal Year which is in excess of the sum of (i) the amount such Partner is obligated to restore pursuant to any provision of this Agreement and (ii) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations, each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 4.2(b) shall be made only if and to the extent that such Partner has a deficit Capital Account in excess of such sum after all other allocations provided for in this Article IV have been tentatively made as if Section 4.2(a) hereof and this Section 4.2(b) were not in this Agreement.


                (c) SECTION 754 ADJUSTMENTS. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv)(m)(4) of the Regulations, to be taken into account in determining Capital Accounts, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in accordance with their interest in the Partnership in the event Section 1.704-1(b)(2)(iv)(m)(2) of the Regulations applies, or to the Partner to whom such distribution was made in the event Section 1.704-1(b)(2)(iv)(m)(4) of the Regulations applies.

        SECTION 4.3 CURATIVE ALLOCATIONS. The allocations set forth in Section
4.2 hereof (the "Regulatory Allocations") are intended to comply with certain requirements of the Regulations. It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss, or deduction pursuant to this

Section 4.3 Therefore, notwithstanding any other provision of this Article IV (other than the Regulatory Allocations), the Partners shall make such offsetting special allocations of Partnership income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of this Agreement and all Partnership items were allocated pursuant to Section 4.1 hereof.

        SECTION 4.4 TAX ALLOCATIONS: CODE SECTION 704(C). In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value (computed in accordance with Section 2.14(a) hereof).

        In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to Section 2.14(b) hereof, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

        Any elections or other decisions relating to such allocations shall be made by the Partners in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 4.4 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Person's Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

                                   ARTICLE V
                                 DISTRIBUTIONS

        SECTION 5.1 NET CASH FLOW. Except as otherwise provided in Article XII hereof, Net Cash Flow shall be distributed as follows:

                (a) if attributable to the Edge Stock, 100% to Calaway;

                (b) if attributable to the Calaway Assets, 100% to the Company; and

                (c) all other Net Cash Flow shall be allocated among the Partners in proportion to their Sharing Ratios.

        SECTION 5.2 AMOUNTS WITHHELD. All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment, distribution, or allocation to the Partnership or the Partners shall be treated as amounts distributed to the Partners pursuant to this Article V for all purposes under this Agreement. The Partners are authorized to withhold from distributions, and to pay over to any federal, state, or local government, any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state, or local law, and may allocate any such amounts among the Partners in any manner that is in accordance with applicable law.

                                  ARTICLE VI
                                  MANAGEMENT

        SECTION 6.1 GENERAL AUTHORITY OF PARTNERS. Subject to any provision in this Agreement to the contrary, any actions by the Partnership shall require the agreement of a majority in interest of the Partners. Thus, if the Partnership has only two Partners (each having a 50% Sharing Ratio), actions by the Partnership shall require the unanimous agreement of the Partners. If the Partners are unable to agree on the proper course of action for the Partnership to take with respect to any matter, the matter shall be submitted to arbitration in accordance with Section 13.1 hereof.

        SECTION 6.2 SPECIFIC AUTHORITY OF PARTNERS. Notwithstanding the provisions of Section 6.1:

                (a) Calaway shall have the authority to cause a disposition of the Edge Stock without the consent or agreement of the Company and the Company shall have the authority to cause a disposition of the Calaway Assets without the consent or agreement of Calaway. Prior to either Partner causing a Transfer of the Edge Stock or the Calaway Assets in accordance with the foregoing sentence, the Partner who has authority to cause a disposition of such asset shall first offer to sell the Edge Stock or Calaway Asset, as the case may be, to the other Partners upon terms no less favorable than those being contemplated or negotiated with a third party. Any subsequent disposition of the Edge Stock or the Calaway Asset, as the case may be, to a third party shall be on terms substantially similar to those offered to the other Partners.

                (b) The Company shall have the exclusive authority to cause the Partnership to vote the Edge Stock in any manner that the Company shall determine.

        SECTION 6.3 COMPENSATION AND EXPENSES. No Partner shall receive any salary, fee, or draw for services rendered to or on behalf of the Partnership, nor shall any Partner be reimbursed for any expenses incurred by such Partner on behalf of the Partnership.

                                  ARTICLE VII
                          INDEMNIFICATION OF PARTNERS

        SECTION 7.1 GENERAL. The Partnership shall indemnify, save harmless, and pay all judgments and claims against each Partner or any officers or directors of such Partner relating to any liability or damage incurred by reason of any act performed or omitted to be performed by such Partner, officer or director in connection with the business of the Partnership, including attorneys' fees incurred by such Partner, officer or director in connection with the defense of any action based on any such act or omission, which attorneys' fees may be paid as incurred, including all such liabilities under federal and state securities laws (including the Securities Act of 1933, as amended) as permitted by law.

        SECTION 7.2 UNAUTHORIZED ACTS. If any Partner purports to do any act on behalf of the Partnership or to bind the Partnership, in violation of the Provisions of this Agreement or takes any actions which are outside the authority of such Partner as established under this Agreement, then such Partner shall, at his or its cost and expense, indemnify and hold harmless the other Partners and the Partnership from all claims, causes of action, costs, expenses, obligations and liabilities thereby arising, and, without limiting the generality of the foregoing, shall cause the release and discharge of all mechanic's and materialmen's liens or other liens, arising as a result of such unauthorized acts and which shall have cast a cloud on the title of the Partnership to any property.

        SECTION 7.3 LIMITATIONS. Notwithstanding anything to the contrary in any of Sections 7.1 and 7.2 above, no Partner shall be indemnified from any liability for fraud, bad faith, willful misconduct, or gross negligence.

                                 ARTICLE VIII
                         ACCOUNTING, BOOKS AND RECORDS

        SECTION 8.1 ACCOUNTING, BOOKS AND RECORDS. The Partnership shall maintain at its principal place of business separate books of account for the Partnership which shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received, and all income derived in connection with the operation of the Partnership business in accordance with generally accepted accounting principles consistently applied and, to the extent inconsistent therewith, in accordance with this Agreement. The Partnership shall use the cash or accrual method of accounting, as the Partners shall determine, in preparation of its annual reports and for tax purposes and shall keep its books accordingly. Each Partner shall, at his sole expense, have the right, at any time without notice to any other Partner, to examine, copy, and audit the Partnership's books and records during the normal business hours.

        SECTION 8.2 TAX RETURNS; INFORMATION. The Partners shall cause the Partnership's accountants to prepare all income and other tax returns of the Partnership and shall cause the same to be filed in an timely manner. Each Partner shall be provided with a copy of each such return, together with any schedules or other information which may be required in connection with such Partners' own tax affairs.

        SECTION 8.3 TAX ELECTIONS. In connection with any Permitted Transfer (as such term is defined in Article X) of an interest in the Partnership, the Partners shall cause the Partnership, at the written request of the transferor or the transferee, to make an election to adjust the basis of the Partnership's property in the manner provided in Code Sections 734(b) and 743(b) and Section 1.754-1(b) of the Regulations.

        SECTION 8.4 TAX MATTERS PERSON. The Company is specially authorized to act as the "Tax Matters Person" under the Code and in any similar capacity under state or local law.

                                  ARTICLE IX
                            AMENDMENTS AND MEETINGS

        SECTION 9.1 AMENDMENTS.

                (a) Amendments to this Agreement may be proposed by any Partner submitting to the other Partners a verbatim statement of any proposed amendment. The proposing Partner shall seek the written vote of the Partners on the proposed amendment or shall call a meeting to vote thereon and to transact any other business that it may deem appropriate. For purposes of obtaining a written vote, the proposing Partner may require response within a reasonable specified time, but not less than 15 business days, and failure to respond in such time period shall constitute a vote in favor of the proposed amendment. A proposed amendment shall be adopted and be effective as an amendment hereto if it receives the affirmative vote of a majority in interest of the Partners.

                (b) Notwithstanding Section 9.1(a) hereof, this Agreement shall not be amended without the consent of each Person adversely affected if such amendment would alter the interest of a Partner in Profits, Losses, other items, or any Partnership distributions.

        SECTION 9.2 MEETINGS OF THE PARTNERS.

                (a) Meetings of the Partners may be called by any Partner. Notice of any such meeting shall be given to all Partners not less than 7 business days nor more than 30 business days prior to the date of such meeting and shall state the nature of any business to be transacted thereof. Partners may vote in person or by proxy at such meeting. Whenever the vote or consent of Partners is permitted or required under this Agreement, such vote or consent may be given at a meeting of Partners or may be given in accordance with the procedure prescribed in
        Section 9.3 hereof. Except as otherwise expressly provided in this Agreement, the vote of a majority in interest of the Partners shall control.

                (b) Each Partner may authorize any Person or Persons to act for it by proxy on all matters in which a Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Partner or its attorney-in-fact. No proxy shall be valid after the expiration of 11 months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Partner executing it.

                (c) Each meeting of the Partners shall be conducted by the Partner who called the meeting.

        SECTION 9.3 UNANIMOUS CONSENT IN LIEU OF MEETING. The Partnership may take any action contemplated under this Agreement if approved by the unanimous consent of the Partners acting without a meeting, such consent to be provided in writing, or by telephone or facsimile, if such telephone conversation or facsimile is followed by a hard copy of the telephone conversation or facsimilied communication sent by registered or certified mail, postage and charges prepaid, addressed as described in Section 13.2, or to such other address as such Person may from time to time specify by notice to the Partners.

                                   ARTICLE X
                                   TRANSFERS

        SECTION 10.1 RESTRICTIONS ON TRANSFERS. Except as expressly permitted or required by this Agreement, no Partner shall Transfer all or any portion of his interest in the Partnership or any rights therein without the unanimous consent of the Partners. Any Transfer or attempted Transfer by any Partner in violation of the preceding sentence shall be null and void and of no force or effect whatever. Each Partner hereby acknowledges the reasonableness of the restrictions on Transfer imposed by this Agreement in view of the Partnership purposes and the relationship of the Partners. Accordingly, the restrictions on Transfer contained herein shall be specifically enforceable. Each Partner hereby further agrees to hold the Partnership and each Partner (and each Partner's successors and assigns) wholly and completely harmless from any cost, liability, or damage (including, without limitation, liabilities for income taxes and costs of enforcing this indemnity) incurred by any of such indemnified Persons as a result of a Transfer or an attempted Transfer in violation of this Agreement.

        SECTION 10.2 PERMITTED TRANSFERS.

                (a) GENERAL. Subject to the conditions and restrictions set forth in this Section 10.2, a Partner shall have the right to Transfer all or any portion of his interest in the Partnership by means of a Permitted Transfer.

                (b) DEFINITION OF PERMITTED TRANSFER; PERMITTED TRANSFEREES.

                    (i) A "Permitted Transfer" is any Transfer by a Partner of all or any portion of his interest in the Partnership to a Permitted Transferee, provided that such Transfer otherwise complies with the conditions and restrictions of this Section 10.2.

                    (ii) A "Permitted Transferee" of a Partner is any Person who is (1) a Wholly Owned Affiliate of such Partner, (2) a member of such Partner's Family, (3) any other Partner, (4) a Personal Representative of such Partner, (5) any Purchaser in accordance with Section 10.3 hereof, or (6) any Person approved as a Permitted Transferee by the unanimous consent of the Partners.

                    (iii) A Partner's "Family" includes only any Person who, at the time of the Permitted Transfer, is such Partner's spouse (which in the case of Calaway shall specifically include Nell Calaway, notwithstanding any pending divorce proceeding), natural or adoptive lineal ancestors or descendants, and trusts for his or their exclusive benefit.

               (iv) A Partner's "Personal Representative" includes only any Person who succeeds to such Partner's estate as a result of such Partner's death, legal incompetence, or Bankruptcy and any transferee of such Partner's interest from any such Person.

          (C) CONDITIONS TO PERMITTED TRANSFERS. A Transfer otherwise permitted under this Section 10.2 shall not be a Permitted Transfer and any attempted Transfer of a Partner's interest to a Permitted Transferee shall be null and void and of no force or effect whatever unless and until the following conditions are satisfied or waived by the other Partners:

               (i) Except in the case of a Permitted Transfer to a Partner's Personal Representative, the transferor and transferee shall execute such documents and instruments of conveyance and assumption as may be necessary or appropriate in the opinion of counsel to the Partnership to effect such Transfer and to confirm the Permitted Transferee's agreement to be bound by the provisions of this Article X and assumption of all monetary obligations of the transferor Partner with respect to the interest being transferred and the transferor Partner's agreement to guarantee the prompt payment and performance of such assumed obligations.

               (ii) In the case of a Permitted Transfer to a Partner's Personal Representative, the Permitted Transferee shall deliver such assurances as may be necessary or appropriate in the opinion of counsel to the Partnership to confirm such Transfer and that such transferor Partner (and/or his estate) remains liable to perform all monetary obligations with respect to such interest.

               (iii) Except in the case of a Permitted Transfer to a Partner's Personal Representative, the Partnership shall receive, prior to such Transfer, an opinion of counsel satisfactory to the Partnership confirming that such Transfer will not terminate the Partnership for federal income tax purposes.

               (iv) The transferor and transferee shall furnish the Partnership with the transferee's taxpayer identification number, sufficient information to determine the transferee's initial tax basis in the interest transferred, and any other information reasonably necessary to permit the Partnership to file all required federal and state tax returns and other legally required information statements or returns. Without limiting the generality of the foregoing, the Partnership shall not be required to make any distribution otherwise provided for in this Agreement with respect to any transferred interest until it has received such information.

               (v) A Partner making a Permitted Transfer of all or a portion of his Partnership interest and the Permitted Transferee thereof shall pay all reasonable costs and expenses incurred by the Partnership in connection with such Transfer.

          (d) ADMISSION OF PERMITTED TRANSFEREE AS A PARTNER. A Permitted Transferee (other than a Partner's Personal Representative) of an interest in the Partnership will be admitted as a Partner in the Partnership. A Permitted Transferee who is a Partner's Personal Representative shall be admitted as a Partner in the Partnership only upon the unanimous consent of the Partners. The rights of a Permitted Transferee who is not admitted as a Partner shall be limited to the right to receive allocations and distributions from the Partnership with respect to the interest transferred, as provided by this Agreement. The transferor of such interest shall not be a partner with respect to such interest, and, without limiting the foregoing, shall not have the right to inspect the Partnership's books, act for or bind the Partnership, or otherwise interfere in its operations.

          (e) EFFECT OF PERMITTED TRANSFER ON PARTNERSHIP. The Partners intend that the Permitted Transfer of an interest in the Partnership shall not cause the dissolution of the Partnership under the Act; however, notwithstanding any such dissolution, the Partners shall continue to hold the Partnership's assets and operate its business in Partnership form under this Agreement as if no such dissolution had occurred.

     SECTION 10.3 RIGHT OF FIRST REFUSAL. Except as permitted by Section 10.2 hereof, no Partner shall Transfer all or any portion of its interest in the Partnership (the "Offered Interest") unless such Partner (the "Seller") first offers to sell the Offered Interest pursuant to the terms of this Section 10.3.

          (a) LIMITATION ON TRANSFERS. No Transfer may be made under this
     Section 10.3 unless the Seller has received a bona fide written offer (the "Purchase Offer") from a Person (the "Purchaser") to purchase the Offered Interest for a purchase price (the "Offer Price") denominated and payable in United States dollars at closing or according to specified terms, with or without interest, which offer shall be in writing signed by the Purchaser and shall be irrevocable for a period ending no sooner than the business day following the end of the Offer Period, as hereinafter defined.

          (b) OFFER NOTICE. Prior to making any Transfer that is subject to the terms of this Section 10.3, the Seller shall give to each other Partner written notice (the "Offer Notice") which shall include a copy of the Purchase Offer and an offer (the "First Offer") to sell the Offered Interest to the other Partners (the "Offerees") for the Offer Price, payable according to the same terms as (or more favorable terms than) those contained in the Purchase Offer, provided that the First Offer shall be made without regard to the requirement of any earnest money or similar deposit required of the Purchaser prior to closing, and without regard to any security (other than the Offered Interest) to be provided by the Purchaser for any deferred portion of the Offer Price.

          (c) OFFER PERIOD. The First Offer shall be irrevocable for a period (the "Offer Period") ending at 11:59 p.m. (local time at the Partnership's principal office) on the 30th day following the day of the Offer Notice.

          (d) ACCEPTANCE OF FIRST OFFER. Any Offeree may accept the First Offer as to that portion of the Offered Interest that corresponds to the ratio of its Sharing Ratio to the total Sharing Ratio held by all Offerees by giving written notice of such acceptance to the Seller on or before the expiration of the Offer Period. In the event that the Offerees ("Accepting Offerees"), in the aggregate, accept the First Offer with respect to all of the Offered Interest, the First Offer shall be deemed to be accepted. If the Offerees do not accept the First Offer as to all of the Offered Interest during the Offer Period, the First Offer shall be deemed to be rejected in its entirety.

          (e) CLOSING OF PURCHASE PURSUANT TO FIRST OFFER. In the event that the First Offer is accepted, the closing of the sale of the Offered Interest shall take place within 30 days after the First Offer is accepted or, if later, the date of closing set forth in the Purchase Offer. The Seller and all Accepting Offerees shall execute such documents and instruments as may be necessary or appropriate to effect the sale of the Offered Interest pursuant to the terms of the First Offer and this Article X.

          (f) SALE PURSUANT TO PURCHASE OFFER IF FIRST OFFER REJECTED. If the First Offer is not accepted in the manner provided hereinabove, the Seller may sell the Offered Interest to the Purchaser at any time within 60 days after the last day of the Offer Period, provided that such sale shall be made on terms no more favorable to the Purchaser than the terms contained in the Purchase Offer and provided further that such sale complies with conditions of Section 10.2(c) hereof. In the event that the Offered Interest is not sold in accordance with the terms of the preceding sentence, the Offered Interest shall again become subject to all of the conditions and restrictions of this Section 10.3.

     SECTION 10.4 DISTRIBUTION AMONG PARTNERS. If a Permitted Transfer of an interest in the Partnership occurs during any Fiscal Year, Profits, Losses, each item thereof, and all other items attributable to such interest for such Fiscal Year shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during the Fiscal Year in accordance with Code Section 706(d), using any conventions permitted by law and selected by the Partners. All distributions on or before the date of a Permitted Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee. Solely for purposes of making such allocations and distributions, the Partnership shall recognize a Permitted Transfer not later than the end of the calendar month during which it is given notice stating the date such interest was transferred and such other information as the Partners may reasonably require. If a Transfer is not a Permitted Transfer then all of such items shall be allocated, and all distributions shall be made, to the Person who, according to the books and records of the Partnership, on the last day of the Fiscal Year during which the Transfer occurs, was the owner of the Partnership interest. The Partners and the Partnership shall incur no liability for making allocations and distributions in accordance with the provisions of this Section 10.4, whether or not the Partners or the Partnership have knowledge of any Transfer of ownership of any interest in the Partnership.

                                  ARTICLE XI
                  WITHDRAWALS; ACTION FOR PARTITION; BREACHES

     SECTION 11.1 WAIVER OF PARTITION. No Partner shall, either directly or indirectly, take any action to require partition, file a bill for Partnership accounting or appraisement of the Partnership or of any of its assets or properties or cause the sale of any Partnership property, and notwithstanding any provisions of applicable law to the contrary, each Partner (and each of his legal representatives, successors, or assigns) hereby irrevocably waives any and all rights it may have to maintain any action for partition or to compel any sale with respect to his Partnership interest, or with respect to any assets or properties of the Partnership, except as expressly provided in this Agreement.

     SECTION 11.2 COVENANT NOT TO WITHDRAW OR DISSOLVE. Notwithstanding any provision of the Act, each Partner hereby covenants and agrees that the Partners have entered into this Agreement based on their mutual expectation that all Partners will continue as Partners and carry out the duties and obligations undertaken by them hereunder and that, except as otherwise expressly required or permitted hereby, each Partner hereby covenants and agrees not to (a) take any action to file a certificate of dissolution or its equivalent with respect to itself, (b) take any action that would cause a Voluntary Bankruptcy of such Partner, (c) withdraw or attempt to withdraw from the Partnership, (d) exercise any power under the Act to dissolve the Partnership, (e) transfer all or any portion of his interest in the Partnership, (f) petition for judicial dissolution of the Partnership, or (g) demand a return of such Partner's contributions or profits (or a bond or other security for the return of such contributions or profits) without the unanimous consent of the Partners.

     SECTION 11.3 CONSEQUENCES OF VIOLATION OF COVENANTS. Notwithstanding anything to the contrary in the Act, if a Partner (a "Breaching Partner") attempts to (i) cause a partition in breach of Section 11.1 hereof or (ii) withdraw from the Partnership or dissolve the Partnership to take any action in breach of Section 11.2 hereof, the Partnership shall continue and such Breaching Partner shall be subject to this Section 11.3. In such event, the following shall occur:

          (a) The Breaching Partner shall immediately cease to be a Partner and shall have no further power to act for or bind the Partnership;

          (b) The other Partners shall continue to have the right to possess the Partnership's property and goodwill and to conduct its business and affairs;

          (c) The Breaching Partner shall be liable in damages, without requirement of a prior accounting, to the Partnership for all costs and liabilities that the Partnership or any Partner may incur as a result of such breach;

          (d) The Partnership shall have no obligation to pay to the Breaching Partner his contributions, capital, or profits, but may, by notice to the Breaching Partner within 30 days of his withdrawal, elect to make Breach Payments (as hereinafter defined) to the Breaching Partner in complete satisfaction of the Breaching Partner's interest in the Partnership;

          (e) If the Partnership does not elect to make Breach Payments pursuant to Section 11.3(d) hereof, the Partnership shall treat the Breaching Partner as if he were an unadmitted assignee of the interest of the Breaching Partner and shall make distributions to the Breaching Partner only of those amounts otherwise payable with respect to such interest hereunder;

          (f) The Partnership may apply any distributions otherwise payable with respect to such interest (including Breach Payments) to satisfy any claims it may have against the Breaching Partner;

          (g) The Breaching Partner shall have no right to inspect the Partnership's books or records or obtain other information concerning the Partnership's operations;

          (h) The Breaching Partner shall continue to be liable to the Partnership for any unpaid Capital Contributions required hereunder with respect to such interest and to be jointly and severally liable with the other Partners for any debts and liabilities (whether actual or contingent, known or unknown) of the Partnership existing at the time the Breaching Partner withdraws or dissolves; and

          (i) Notwithstanding anything to the contrary hereinabove provided, unless the Partnership has elected to make Breach Payments to the Breaching Partner in satisfaction of his interest, the Partnership may offer and sell (on any terms that are not manifestly unreasonable) the interest of the Breaching Partner to any other Partners or other Persons on the Breaching Partner's behalf, provided that any Person acquiring such interest becomes a Partner with respect to such interest and agrees to perform the duties and obligations imposed by this Agreement on the Breaching Partner.

     SECTION 11.4 BREACH PAYMENTS.

          (a) For purposes hereof, "Breach Payments" shall mean payments made in four annual installments, each equal to one-fourth of the Breach Amount, payable on the next four (4) consecutive anniversaries of the breach by the Breaching Partner, with simple interest accrued from the date of such breach through the date each such installment is paid on the unpaid balance of such Breach Amount at the prime rate then in effect as Texas Commerce Bank or its successor. The "Breach Amount" shall be an amount equal to the greater of $1 or the Net Equity of the Breaching Partner's interest on the day of such breach, computed in accordance with Section 11.4(b) hereof. The Partnership may, at its sole election, prepay all or any portion of the Breach Payments or interest accrued thereon at any time without penalty.

          (b) NET EQUITY. The "Net Equity" of a Partner's interest in the Partnership, as of any day, shall be the amount that would be distributed to such Partner in liquidation of the Partnership pursuant to Section 12.2 hereof if (1) all of the Partnership's assets were sold for their Gross Asset Values, (2) the Partnership paid its accrued, but unpaid, liabilities and established reserves for the payment of reasonably anticipated contingent or unknown liabilities, and (3) the Partnership distributed the remaining proceeds to the Partners in liquidation, all as of such day.

          The Net Equity of a Partner's interest in the Partnership shall be determined, without audit or certification, from the books and records of the Partnership by the firm of independent certified public accountants regularly employed by the Partnership. The Net Equity of a Partner's interest shall be determined within 30 days of the day upon which such accountants are apprised in writing of the Gross Asset Value of the Partnership's assets, and the amount of such Net Equity shall be disclosed to the Partnership and each of the Partners by written notice. The Net Equity determination of such accountants shall be final and binding in the absence of a showing of gross negligence or willful misconduct.

     SECTION 11.5 NO BONDING. Notwithstanding anything to the contrary in the Act, the Partnership shall not be obligated to secure the value of the Breaching Partner's interest by bond or otherwise; provided, however, that if a court of competent jurisdiction determines that, in order to continue the business of the Partnership such value must be so secured, the Partnership may provide such security. If the Partnership provides such security, the Breaching Partner shall not have any right to participate in Partnership profits or distributions during the term of the Partnership, or to receive any interest on the value of such interest. For this purpose, the value of the interest of the Breaching Partner shall be the greater of $1 or the Net Equity of such interest as of the effective date of the Breaching Partner's withdrawal.

                                  ARTICLE XII
                          DISSOLUTION AND WINDING UP

     SECTION 12.1 LIQUIDATING EVENTS. The Partnership shall dissolve and commence winding up and liquidating upon the first to occur of any of the following ("Liquidating Events"):

          (a) December 31, 2000;

          (b) The unanimous vote of the Partners to dissolve, wind up, and liquidate the Partnership;

          (c) The happening of any other event that makes it unlawful or impossible to carry on the business of the Partnership; or

          (d) Any event which causes there to be only one Partner.

The Partners hereby agree that, notwithstanding any provision of the Act, the Partnership shall not dissolve prior to the occurrence of a Liquidating Event. If it is determined, by a court of competent jurisdiction, that the Partnership has dissolved prior to the occurrence of a Liquidating Event, the Partners hereby agree to continue the business of the Partnership without a winding up or liquidation.

     SECTION 12.2 WINDING UP. Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Partners and no Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, winding up the Partnership's business and affairs. To the extent not inconsistent with the foregoing, all covenants and obligations in this Agreement shall continue in full force and effect until such time as the Partnership assets have been distributed pursuant to this Section 12.2 and the Partnership has terminated. The Partners shall be responsible for overseeing the winding up and liquidation of the Partnership, shall take full account of the Partnership's assets and liabilities, shall cause the Partnership assets to be liquidated as promptly as is consistent with obtaining the fair market value thereof, and shall cause the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed in the following order:

          (a) First, to the payment and discharge of all of the Partnership's debts and liabilities to creditors (including any of the Partners);

          (b) The balance, if any, to the Partners in accordance with their Capital Accounts, after giving effect to all contributions, distributions, and allocations for all periods.

The Partners shall not receive any additional compensation for any services performed pursuant to this Article XII. Each Partner understands and agrees that by accepting the provisions of this Section 12.2 setting forth the priority of the distribution of the assets of the Partnership to be made upon its liquidation, such Partner expressly waives any right which it, as a creditor of the Partnership, might otherwise have under the Act to receive distributions of assets pari passu with the other creditors of the Partnership in connection with a distribution of assets of the Partnership in satisfaction of any liability of the Partnership, and hereby subordinates to said creditors any such right.

     SECTION 12.3 DEEMED DISTRIBUTION AND RECONTRIBUTION. Notwithstanding any other provisions of this Article XII, in the event the Partnership is liquidated within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations but no Liquidating Event has occurred, the Partnership assets shall not be liquidated, the Partnership's liabilities shall not be paid or discharged, and the Partnership's affairs shall not be wound up. Instead, the Partnership shall be deemed to have distributed the Partnership assets in kind to the Partners, who shall be deemed to have assumed and taken such property subject to all Partnership liabilities, all in accordance with their respective Capital Accounts. Immediately thereafter, the Partners shall be deemed to have recontributed the Partnership assets in kind to the Partnership, which shall be deemed to have assumed and taken such property subject to all such liabilities.

     SECTION 12.4 RIGHTS OF PARTNERS. Except as otherwise provided in this Agreement, (a) each Partner shall look solely to the assets of the Partnership for the return of his

Capital Contributions and shall have no right or power to demand or receive property other than cash from the Partnership and (b) no Partner shall have priority over any other Partner as to the return of his Capital Contributions, or any distribution, or allocations.

                                 ARTICLE XIII
                                 MISCELLANEOUS

     SECTION 13.1 BINDING ARBITRATION. Upon the request of any party (whether made before or after the institution of any legal proceeding), any action, dispute, claim, or controversy of any kind (including, but not limited to, actions in contract or in tort, statutory or common law, legal or equitable) now existing or hereafter arising between any of the parties hereto in any way arising out of, pertaining to or in connection with this Agreement shall be resolved by binding arbitration. All arbitration proceedings between the parties shall be conducted in Houston, Texas and shall be administered by the American Arbitration Association, in accordance with the Commercial Arbitration Rules of the American Arbitration Association and, to the maximum extent applicable, the Federal Arbitration Act (Title 9 of the United States Code). The decision rendered in the arbitration proceeding shall be final and conclusive upon the parties and may be enforced by any court of competent jurisdiction.

     SECTION 13.2 NOTICES. Any and all notices, requests, consents or other communications permitted or required to be given under the terms of this Agreement shall be in writing and shall be deemed received (a) if given by telecopier, when transmitted and the appropriate telephonic confirmation received if transmitted on a business day and during normal business hours of the recipient, and otherwise on the next business day following transmission,
(b) if given by certified mail, return receipt requested, postage prepaid, three business days after being deposited in the United States mails, and (c) if given by Federal Express service or other means, when received or personally delivered. The mailing address and facsimile number of each of the parties is as follows or at such other addresses as may be provided to the other parties by notice given in accordance with the foregoing:

          (a) If to the Partnership or the Company, to the address set forth in
     Section 1.9 or facsimile number (713) 654-7722; and

          (b) If to Calaway, 1111 Bagby, Suite 2100, Houston, Texas 77002.

     Any Person may from time to time specify a different address or facsimile number by notice given in the manner provided in this Section 13.2.

     SECTION 13.3 BINDING EFFECT. Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Partners and their respective heirs, legal representatives, successors, transferees, and assigns.

     SECTION 13.4 HEADINGS. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

     SECTION 13.5 SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable; and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provisions there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable and that shall not be more restrictive than the one severed herefrom.

     SECTION 13.6 FURTHER ACTION. Each Partner, upon the request of the Partners, agrees to perform all further acts and execute, acknowledge, and deliver any documents which may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.

     SECTION 13.7 VARIATION OF PRONOUNS. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the identity of the Person or Persons may require.

     SECTION 13.8 GOVERNING LAW. This Agreement shall be governed by the laws of the State of Texas (regardless of the laws that might otherwise govern under applicable Texas principles of conflicts of law) and the parties agree to bring any legal proceeding arising out of or under this Agreement only in one of the courts specified herein. All actions or proceedings with respect to this Agreement or any other instrument or document executed in connection herewith or as security herefor may be instituted in either the courts of Harris County, Texas or the United States District Court for the Southern District of the State of Texas, and by execution and delivery of this Agreement, the parties hereto each unconditionally submit to the jurisdiction (both subject matter and personal) of each such court, and irrevocably and unconditionally waive (i) any objection they may now or hereafter have to the laying of venue in any such courts, and (ii) any claim that any action or proceeding brought in any of such courts has been brought in an inconvenient forum. In addition to all other agents of service, each Partner hereby appoints the Secretary of State of the State of Texas as their agent for service of process for any suit brought in any court of proper jurisdiction in the State of Texas under or by reason of this Agreement, provided that the foregoing shall be in addition to and not in limitation of any other means of service of process in the State of Texas or hereunder. Service of the foregoing may be made by registered letter with a copy of the Petition or Complaint attached thereto addressed to the Secretary of State for forwarding to the parties in the manner provided in Section 13.2 hereof. The parties hereto further agree that the mailing to their last known address by certified or registered mail of any process shall constitute lawful and valid process and service thereof.

     SECTION 13.9 COUNTERPART EXECUTION. This Agreement may be executed in any number of counterparts with the same effect as if all of the Partners had signed the same document. All counterparts shall be construed together and shall constitute one and the same agreement.

     SECTION 13.10 SPECIFIC PERFORMANCE. Each Partner agrees with the other Partners that the other Partners will be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages will not provide an adequate remedy in such event. Accordingly, it is agreed that in addition to any other remedy to which the nonbreaching Partners may be entitled, at law or in equity, the nonbreaching Partners shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction thereof.

     SECTION 13.11 SET-OFF. In the event that any sum is payable to any Partner pursuant to this Agreement, any amounts owed by such Partner to the Partnership shall be deducted from said sum before payment to such Partner.

     SECTION 13.12 LOANS. Any Partner may, with the approval of the Partners, lend or advance money to the Partnership. If any Partner shall make any loan or loans to the Partnership or advance money on its behalf, the amount of any such loan or advance shall not be treated as a contribution to the capital of the Partnership but shall be a debt due from the Partnership. The amount of any such loan or advance by a lending Partner shall be repayable out of the Partnership's cash and shall bear interest at the rate agreed between the Partnership and the lending Partner. None of the Partners shall be obligated to make any loan or advance to the Partnership.




                        [SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, this Agreement has been executed as of the date indicated below each Partner's signature.

                                     COMPANY:

                                     Calaway Oil & Gas Corporation


                                     By: /s/ John E. Calaway
                                        --------------------------------
                                        John E. Calaway, President

                                     Dated: 6/29/94

                                     CALAWAY:

                                     /s/ John E. Calaway
                                     -----------------------------------
                                     John E. Calaway

                                     Dated: 6/29/94

                                  APPENDIX A

                           TO PARTNERSHIP AGREEMENT

                                 BY AND AMONG

                        CALAWAY OIL AND GAS CORPORATION
                                      AND
                                JOHN E. CALAWAY

Calaway shall contribute to the capital of the Partnership the real property located at 2409 Commerce, Houston, Harris County, Texas, more particularly described as follows: Being TRS 2, 3 & 4, block forty-one (41), ABST 87 SM Williams Survey Harris County, Texas, Tax Appraisal Number 037-142-000-0002.

Said real property is subject only to the following described liens, claims, security interests, charges, pledges, encumbrances, calls, commitments, options, conversion rights or privileges of any character whatsoever:

1. 2409 Commerce-Sullivan Note. The balance due, including principal, interest, tax and insurance escrow, and all other charges, on that certain promissory note executed by John E. and Nell G. Calaway, in the original principal sum of $51,750.00, dated April 18, 1989, payable to Mary Sullivan, Houston, Texas, and secured by deed of trust on the real property located at 2409 Commerce, Houston, Texas, recorded in the Real Property Records of Harris County, Texas.

2. 2409 Commerce-Southwest Minerals, Inc. Note. The balance due, including principal, interest and all other charges, on that certain promissory note executed by John E. Calaway, in the original principal amount of $75,383.56, dated October 1, 1993, payable to Southwest Minerals, Inc., secured by a second lien on the real property located at 2409 Commerce, Houston, Texas, recorded in the Real Property Records of Harris County, Texas.

                                  APPENDIX B

                           TO PARTNERSHIP AGREEMENT

                                 BY AND AMONG

                        CALAWAY OIL AND GAS CORPORATION
                                      AND
                                JOHN E. CALAWAY

Notwithstanding anything herein to the contrary, the Company is perpetually retaining 100% of the voting rights with respect to the Edge Stock, subject to all existing voting agreements. This reservation of voting rights will survive liquidation, dissolution or termination of this Agreement. The Company is also retaining a Right of First Refusal to purchase the Edge Stock on the same terms and conditions as any bona fide third party offer for a period of five (5) business days after receiving notice in accordance with the terms of this agreement of the terms of any proposed sale. The Partnership and Nell G. Calaway will give such notice to the Company within three (3) business days of receipt of any such offer they desire to accept.

                      ASSIGNMENT OF PARTNERSHIP INTEREST

     This Assignment of Partnership Interest (the "Agreement") is made and entered into this 29th of June, 1994, by and among John E. Calaway ("Assignor"), Nell Calaway ("Assignee"), and Calaway Oil & Gas Corporation (the "Company").

                             W I T N E S S E T H:

     WHEREAS, the Company and Assignor entered into that Partnership Agreement, dated June 29, 1994 (the "Partnership Agreement"), forming Calaway Partners, a Texas general partnership (the "Partnership");

     WHEREAS, incident to their divorce, Assignor has agreed to convey his interest in the Partnership to Assignee; and

     WHEREAS, as a condition of Assignee's acceptance of the assignment and her agreement to the divorce decree, Assignor, on his own behalf and on behalf of the Company (of which he is the sole shareholder), has agreed that Assignee will have certain rights to require the Partnership to redeem her interest therein with certain of the Partnership's assets; and

     WHEREAS, the parties hereto wish to confirm such conveyance, assignment, and assumption by Assignee of Assignor's right, title, and interest under the Partnership Agreement;

     NOW, THEREFORE, in consideration of the mutual promises herein contained and as a gift without other consideration, the parties hereby agree as follows:

                                   ARTICLE I
                    CONVEYANCE, ASSIGNMENT, AND ASSUMPTION

     SECTION 1.1 Assignor hereby unconditionally and irrevocably assigns, conveys, transfers and delivers to Assignee and Assignee hereby accepts from Assignor, at and as of the date hereof, Assignor's entire right, title, and interest as a partner of the Partnership (the "Transferred Interest").

     SECTION 1.2 Assignee hereby unconditionally and irrevocably (i) accepts and assumes, at and as of the date hereof, all of the liabilities and obligations of Assignor now or hereafter existing under or in connection with the Partnership Agreement and attributable to the Transferred Interest, and (ii) agrees to be bound by the terms and conditions of the Partnership Agreement, a copy of which is attached hereto as Exhibit "A".

     SECTION 1.3 The parties hereby agree that from and after the date hereof and for all purposes under the Partnership Agreement, Assignee shall become and be a substituted Partner of the Partnership, and all references to the Partners in the Partnership Agreement shall be deemed to refer to Assignee as a Partner, and Assignee shall be entitled to the full benefits and be bound thereby as a Partner to the same extent as if an original party thereto.

                                  ARTICLE II
                             CONSENT TO ASSIGNMENT

     SECTION 2.1 The Company acknowledges and agrees that the assignment contemplated by this Agreement is a Permitted Transfer within the meaning of
Section 10.2(b)(i) of the Partnership Agreement and that all actions or deliveries required by Section 10.2(c) of the Partnership Agreement have been satisfied or are hereby waived.

     SECTION 2.2 The Company hereby consents to the conveyance, assignment, and assumption contemplated herein, and acknowledges and agrees that Assignee shall be admitted as a substituted Partner in the Partnership.

                                  ARTICLE III
                              RIGHT OF REDEMPTION

     SECTION 3.1 At any time after June 30, 1999 and prior to a Liquidating Event (as such term is defined in Section 13.1 of the Partnership Agreement), Assignee shall have the option to cause the Partnership to distribute the Edge Stock (as such term is defined in the Partnership Agreement) to Assignee in complete redemption of her interest in the Partnership. Assignee's option to cause a redemption of her interest pursuant to this Article III shall be exercised by delivering written notice to the Partnership and the other partners of her desire to cause such a redemption. The Edge Stock shall be delivered to Assignee within ten business days of the Partnership's receipt of such notice and Assignee's interest in the Partnership and her rights under the Partnership Agreement shall completely terminate upon her receipt of the Edge Stock.

     SECTION 3.2 The Company hereby consents to Assignee's right of redemption hereunder and agrees that it shall cause the Partnership to distribute the Edge Stock to Assignee if Assignee exercises the option set forth in Section 3.1 hereof.

                                  ARTICLE IV
                                 MISCELLANEOUS

     SECTION 4.1 This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to principles of conflicts of law.

     SECTION 4.2 This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     SECTION 4.3 This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     IN WITNESS WHEREOF, this Agreement has been executed and shall take effect as of the date first above written.

                                   ASSIGNEE:


                                   /s/ Nell Calaway
                                   ----------------------------------
                                   Nell Calaway

                                   ASSIGNOR:


                                   /s/ John E. Calaway
                                   ----------------------------------
                                   John E. Calaway, Individually and
                                   on behalf of Calaway Partners, as
                                   a Partner thereof

                                   COMPANY:

                                   Calaway Oil & Gas Corporation,
                                    Individually and on behalf of
                                    Calaway Partners, as a Partner
                                    thereof


                                   By: /s/ John E. Calaway
                                      -------------------------------
                                      John E. Calaway, President


                                      -3-